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EXHIBIT 99.2

ARIBA COMPLETES ACQUISITION OF SUPPLIERMARKET.COM

ONLINE COLLABORATIVE SOURCING SOLUTIONS EXTEND ARIBA PLATFORM REACH AND VALUE; STREAMLINE SOURCING PROCESS FOR BUYERS, SELLERS, MARKETPLACES; ADD NEW NETWORK REVENUE SOURCES

MOUNTAIN VIEW, CALIF. - AUGUST 28, 2000 - Ariba, Inc. (NASDAQ: ARBA), the leading business-to-business (B2B) eCommerce platform provider, today announced that it has successfully completed the acquisition of SupplierMarket.com, Inc., a leading provider of online collaborative sourcing solutions. Ariba announced a definitive agreement to acquire privately-held SupplierMarket.com on June 26, 2000.

Under the terms of the definitive agreement, Ariba common stock - representing up to approximately 2 1/2 percent of Ariba's current fully diluted capitalization - was exchanged for all outstanding shares, options and warrants of SupplierMarket.com. The transaction will be accounted for as a purchase transaction.

Burlington, Massachusetts-based SupplierMarket.com brings innovative, highly scalable and Internet-based technology to Ariba to automate the sourcing process, dynamically match buyers and suppliers, and negotiate price and value-added services through real-time reverse auctions. In addition, the acquisition brings over 8,000 registered buyers and more than 13,000 registered suppliers to the Ariba Network.

By integrating SupplierMarket.com's technology, Ariba further extends the value and reach of the Ariba-Registered Trademark- B2B Commerce Platform to create new competitive advantages, savings and revenue opportunities for buyers, suppliers, and marketplaces. Internet-based collaborative sourcing will also provide Ariba with new network-based revenue streams and deeper penetration into vertical and direct materials markets, and will accelerate the network effect for all participants on the Ariba B2B Commerce Platform.

"Sourcing represents one of the most critical collaborative processes enabling companies to increase the efficiency of their supply chains," said Keith Krach, Ariba's chairman and CEO. "With SupplierMarket.com, Ariba gains a robust collaborative sourcing platform and related domain expertise allowing buyers and suppliers of direct and indirect materials to locate new trading partners, negotiate purchases and collaborate on the Internet. We believe sourcing will be fundamental to our customers, suppliers, and partners as we work together to build liquidity in the B2B economy."

"We are excited to join the Ariba family and to hit the ground running with the leading and most comprehensive B2B solution in the market," remarked Rick Feldt, Ariba executive vice president of sourcing. "With this acquisition, Ariba has augmented its leading B2B solution by adding a sourcing function that can be leveraged throughout enterprise commerce chains."

Sourcing has the potential to allow companies to greatly increase their supply chain efficiency. Sourcing includes negotiated purchase of goods and services as well as multiple collaborative processes such as analyzing purchases across commodity categories and business units, researching suppliers and supply markets, estimating savings opportunities, preparing RFQs, and staging competitive events to negotiate the final purchase price and terms.

ABOUT ARIBA, INC.

Ariba, Inc. is the leading business-to-business (B2B) eCommerce platform, provider. Through the Ariba B2B Commerce Platform -- an open, end-to-end infrastructure of interoperable software solutions and hosted Web-based commerce services -- the company enables efficient online trade, integration and collaboration between B2B marketplaces, buyers, suppliers and commerce service providers. The global reach and best-of-breed functionality of the Ariba B2B Commerce Platform creates Internet-driven economies of scale and process efficiencies for leading companies around the world. Ariba can be contacted in the U.S. at 650-930-6200 or at www.ariba.com.

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Ariba is a registered trademark of Ariba, Inc. All other products or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners.

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences including the risks associated with integrating acquired businesses, products and technologies. Some additional factors and risks associated with our business are discussed in the Company's registration statement on Form S-1 declared effective by the Securities and Exchange Commission ("SEC") on June 22, 1999, and in the other reports filed from time to time with the SEC.